Exhibit 99.1

FOR IMMEDIATE RELEASE

William Lyon Homes Announces Pricing of 5.75% Senior Notes due 2019

NEWPORT BEACH, CA – March 26, 2014 – William Lyon Homes (NYSE: WLH) (the “Company”) today announced it has priced a private offering of $150 million in aggregate principal amount of 5.75% senior notes due 2019 (the “Notes”) through its wholly owned subsidiary, William Lyon Homes, Inc. The Company expects to close the Notes offering on March 31, 2014, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering for the acquisition of land currently under contract, including payment of a portion of the purchase price for its acquisition of a portfolio of residential land parcels in Orange and Los Angeles Counties in Southern California and Santa Clara County in Northern California, and for growth capital and other general corporate purposes.

The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed Notes transaction described above, or the acquisition of a portfolio of residential land parcels in Southern California and Northern California, as referenced above, will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About William Lyon Homes

Headquartered in Newport Beach, California, William Lyon Homes is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. Its core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. William Lyon Homes has a distinguished legacy of more than 58 years of homebuilding operations, over which time it has sold in excess of 76,000 homes. William Lyon Homes markets and sells it homes under the William Lyon Homes brand in all of its markets except for in Colorado, where the Company operates under the Village Homes brand.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com

Lisa Mueller

Financial Profiles, Inc.

(310) 622-8231

WLH@finprofiles.com

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